SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Ryan’s Family Steak Houses, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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RYAN’S FAMILY STEAK HOUSES, INC.

405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina

March 31, 2003

To Our Shareholders:

      We cordially invite you to attend the Annual Meeting of Shareholders of Ryan’s Family Steak Houses, Inc. on Wednesday, April 30, 2003. The meeting will begin at 11:00 a.m. at the Greenville/Spartanburg Airport Marriott in Greenville, South Carolina.

      The official Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed with this letter. The Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

      The vote of every shareholder is important. To ensure proper representation of your shares at the meeting, please complete, sign and date the enclosed Proxy Card and return it as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote will be counted if you are unable to attend.

Sincerely,

Janet J. Gleitz
Secretary

RYAN’S FAMILY STEAK HOUSES, INC.

405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 30, 2003

To Our Shareholders:

      Ryan’s Family Steak Houses, Inc. will hold its Annual Meeting of Shareholders at the
Greenville/ Spartanburg Airport Marriott, Greenville, South Carolina, on Wednesday, April 30, 2003, at 11:00 a.m. for the following purposes:

(1) To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

(2) To consider and vote on a proposal to ratify the appointment of KPMG LLP as independent auditors for Ryan’s for the current fiscal year; and

(3) To transact any other business properly presented at the meeting or any adjournment.

      If you were a shareholder of record at the close of business on March 5, 2003, you may vote at the Annual Meeting.

By Order of the Board of Directors,

Janet J. Gleitz
Secretary

March 31, 2003

Greer, South Carolina

      A Proxy Card is enclosed. To ensure that your shares will be voted at the Annual Meeting, please complete, sign and date the enclosed Proxy Card and return it as soon as possible in the enclosed, postage-paid, addressed envelope. No additional postage is required if mailed in the United States. If you return your signed Proxy Card, you retain your right to vote if you attend the meeting.

RYAN’S FAMILY STEAK HOUSES, INC.

405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina
(864) 879-1000

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

      The Board of Directors of Ryan’s Family Steak Houses, Inc. is furnishing this Proxy Statement in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders to be held at 11:00 a.m. on Wednesday, April 30, 2003, at the Greenville/Spartanburg Airport Marriott, Greenville, South Carolina. The approximate mailing date of this Proxy Statement is March 31, 2003.

      Shareholders of record at the close of business on March 5, 2003, are entitled to notice of and to vote at the Annual Meeting. On that date, 42,284,000 shares of Ryan’s Common Stock, $1.00 par value per share, were outstanding. Holders of Common Stock are entitled to one vote for each share held of record on March 5, 2003, on all matters properly presented at the Annual Meeting or any adjournment.

      If you give a proxy, you may revoke it at any time before it is exercised by:

•	submitting a written notice of revocation (dated later than the proxy card) to the Secretary at or before the Annual Meeting;

•	submitting another proxy that is properly signed and later dated; or

•	voting in person at the meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy).

      Unless you decide to vote your shares in person, you may revoke your prior proxy by delivering a notice to the Secretary of Ryan’s at the Annual Meeting or prior to the Annual Meeting to one of the above addresses, Attention: Janet J. Gleitz.

      Unless you revoke your proxy by following the above instructions, your proxy will be voted as you specify. If you do not specify how to vote your shares, all shares represented by a proxy that is received by the Company’s transfer agent will be voted FOR the proposal to elect as directors of Ryan’s the nominees named in this Proxy Statement, FOR the proposal to ratify the appointment of KPMG LLP as independent auditors for Ryan’s for the current fiscal year, and in the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting and any and all adjournments and on matters incident to the conduct of the meeting.

      An automated system administered by Ryan’s transfer agent tabulates the votes. The Company’s bylaws require the presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock at March 5, 2003, to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in determining the number of shares present and able to vote. Each is tabulated separately. In connection with the election of directors and the proposal to ratify the appointment of KPMG LLP as independent auditors, abstentions and broker non-votes are not counted.

      Directors will be elected by a plurality of votes cast at the Annual Meeting. Shareholders do not have a right to cumulate their votes for directors. Ratification of the appointment of KPMG LLP as independent auditors will require the affirmative vote of holders of a majority of the shares voting on the issue at the Annual Meeting.

ELECTION OF DIRECTORS

(Item #1 on the Proxy)

      The following seven persons are nominees for election at the Annual Meeting as directors to serve until the next annual meeting or until their successors are duly elected and qualified: Charles D. Way, G. Edwin McCranie, Barry L. Edwards, James M. Shoemaker, Jr., Harold K. Roberts, Jr., James D. Cockman, and Brian S. MacKenzie. Unless you indicate otherwise, the persons named in the enclosed proxy card intend to nominate and vote for these nominees.

      Management believes that all of the nominees will be available and able to serve as directors, but if any nominee is not available or able to serve, the Common Stock represented by the proxies will be voted for the substitute that the Board of Directors designates.

      The following table lists for each nominee for director the name, age, principal occupation, years of service as a director, and Common Stock beneficially owned as of March 5, 2003.

						Percent of
				Aggregate		Outstanding
				Number of		Represented by
				Shares		Aggregate
				Beneficially		Number of
				Owned as of		Shares
			Director	March 5,		Beneficially
Name	Age	Principal Occupation	Since	2003(8)		Owned(9)

Charles D. Way(1)	50	Chairman of the Board, President and Chief Executive Officer of Ryan’s	1981	537,251	(10)	1.3%
G. Edwin McCranie(2)	54	Executive Vice President of Ryan’s	1991	309,169		0.7%
Barry L. Edwards(5)(6)	55	Executive Vice President and Chief Financial Officer, SOURCECORP, INC.	1982	111,096		0.3%
James M. Shoemaker, Jr. (3)(4)(7)	70	Member, Wyche, Burgess, Freeman & Parham, P.A.	1982	88,004	(11)	0.2%
Harold K. Roberts, Jr.(4)(5)(6)	52	President and Chief Executive Officer, Statewide Title, Inc.	1988	72,500		0.2%
James D. Cockman(3)(4)	70	Investor	1993	75,500		0.2%
Brian S. MacKenzie(3)(5)(6)	51	Chief Operating Officer, Samling Strategic Corporation SDN BHD	1993	74,000	(12)	0.2%

(1)	Mr. Way was a member of the Nominating Committee until May 2002, when he resigned from that committee, and was a member of the Long-Range Planning Committee until October 2002, when he resigned from that committee.
(2)	Mr. McCranie was a member of the Long-Range Planning Committee until October 2002, when he resigned from that committee.
(3)	Member of the Long-Range Planning Committee, which was renamed the Executive Committee in October 2002. The committee met twice during fiscal 2002 to provide long-term direction for Ryan’s.
(4)	Member of the Nominating Committee. The Nominating Committee met once during fiscal 2002 to recommend members of the Board. Ryan’s Nominating Committee will consider nominees to the Board recommended by shareholders of Ryan’s for the 2004 Annual Meeting of Shareholders. See “Proposals of Shareholders”.
(5)	Member of the Compensation Committee. The committee met twice during fiscal 2002 to review and submit to the Board recommendations respecting the salary, bonus and option grants under Ryan’s 1998 and 2002 Stock Option Plans to the Company’s executive officers and key employees.
(6)	Member of the Audit Committee. The Audit Committee met with representatives of Ryan’s independent auditors twice during fiscal 2002 to review the scope and results of their audit.
(7)	Mr. Shoemaker was a member of the Audit Committee until October 2002, when he resigned from that committee.

(8)	Includes 385,000 shares for Mr. Way, 284,500 shares for Mr. McCranie, 72,500 shares for Mr. Edwards, 65,000 shares for Mr. Shoemaker, 65,000 shares for Mr. Roberts, 65,000 shares for Mr. Cockman and 65,000 shares for Mr. MacKenzie that may be acquired within 60 days of March 5, 2003, through the exercise of stock options.
(9)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, the percentages of total outstanding shares were computed assuming that shares that can be acquired within 60 days of March 5, 2003, upon the exercise of options by a given person are outstanding, but shares others may similarly acquire are not outstanding.

(10)	Mr. Way’s wife owns 30,570 of these shares. Mr. Way may be deemed to share voting and investment power regarding these shares.
(11)	Mr. Shoemaker’s wife owns 3,000 of these shares. Mr. Shoemaker may be deemed to share voting and investment power regarding these shares.
(12)	A trust for the benefit of Mr. MacKenzie’s minor child holds 750 of these shares.

      The Board met four times during fiscal 2002. All directors attended personally or by telephone all meetings of the Board and committees on which they served.

Business Experience of Nominees for Director

      Charles D. Way became the Chairman of the Board of Ryan’s in October 1992. Mr. Way became President and Chief Executive Officer of Ryan’s in October 1989. From June 1988 to October 1989, he served as President. From May 1986 to June 1988, he served as Executive Vice President, Treasurer and Secretary. From January 1981 through April 1986, he served as Vice President-Finance, Treasurer and Secretary. Mr. Way joined Ryan’s in June 1979 as Controller. Mr. Way is also a director of World Acceptance Corporation.

      G. Edwin McCranie was promoted to Executive Vice President of Ryan’s in January 1995. From November 1991 to December 1994, he served as Executive Vice President-Purchasing. From January 1989 to October 1991, he served as Vice President-Purchasing. Mr. McCranie joined Ryan’s in 1986 and served as Director of Purchasing through 1988.

      Barry L. Edwards has served as Executive Vice President and Chief Financial Officer of SOURCECORP, INC., a provider of document and information outsourcing services, since August 2000. He served as Executive Vice President and Chief Financial Officer of AMRESCO, Inc., an asset management company, from November 1994 to March 2000. He served as Vice President and Treasurer of The Liberty Corporation, engaged primarily in the life insurance business, from 1979 to November 1994.

      James M. Shoemaker, Jr. has been an attorney with Wyche, Burgess, Freeman & Parham, P.A., the law firm that is general counsel to Ryan’s, since 1965. Mr. Shoemaker also is a director of Palmetto Bancshares, Inc. and Span-America Medical Systems, Inc.

      Harold K. Roberts, Jr. has served as President and Chief Executive Officer of Statewide Title, Inc., a real estate title insurance agency, since 1989. Mr. Roberts was a partner in the firm of Roberts and Morgan, certified public accountants, from October 1989 until December 1996.

      James D. Cockman is a private investor. From 1989 until 1992, he served as Chairman of the Sara Lee Food Service Division of Sara Lee Corp., which engages in the business of processing and distributing food products. In addition, Mr. Cockman was Chief Executive Officer of several Sara Lee operating companies for 17 years prior to 1989.

      Brian S. MacKenzie has served as Chief Operating Officer of Samling Strategic Corporation SDN BHD, a forest products manufacturing company, since October 1999. He served as Chief Executive Officer of Paper Space, Inc., a distribution company, from June 2000 to December 2002. He served as Chief Operating Officer of New Hope Communications, Inc., a publishing company, from December 1998 to October 1999. He served as President and Chief Executive Officer of Builder Marts of America, Inc. (“Builder Marts”) from October 1993 to August 1998. From May 1991 to October 1993, he served as

Builder Marts’ President and Chief Operating Officer after serving as President of its Building Materials Retail Division from July 1990 to May 1991. Builder Marts is a wholesale distributor of building materials and supplies.

Compensation of Directors

      During 2002, Ryan’s paid to directors who were not officers of the Company a quarterly retainer of $5,000 ($20,000 per year), plus $1,500 for each Board meeting attended, $500 for each committee meeting attended in person, and $250 for each committee meeting attended by teleconference. Under this arrangement, directors were paid as follows during fiscal 2002: Mr. Cockman, $27,500; Mr. Edwards, $27,750; Mr. MacKenzie, $28,500; Mr. Roberts, $28,250; and Mr. Shoemaker, $28,000. Directors who are also officers received no payments for attending Board or committee meetings.

      Prior to the approval by Ryan’s shareholders of the 2002 Stock Option Plan in July 2002, Ryan’s granted options for 5,000 shares of Common Stock in January of each year in accordance with the 1998 Stock Option Plan to each director who was not an officer of the Company. Accordingly, on January 31, 2002, Ryan’s granted options for 5,000 shares of Common Stock to each of Messrs. Edwards, Shoemaker, Roberts, Cockman and MacKenzie. The options granted on January 31, 2002 had an exercise price of $14.42 per share (the per share market value on the date of grant as adjusted to reflect a 3-for-2 stock split effected on May 29, 2002), were immediately exercisable and expire on January 31, 2012.

      In accordance with the 2002 Stock Option Plan, on October 31, 2002, Ryan’s granted options for 5,000 shares of Common Stock to each of Messrs. Edwards, Shoemaker, Roberts, Cockman, and MacKenzie. The options had an exercise price of $10.26 per share (the per share market value on the date of grant), were exercisable within six months of the grant date and expire on October 31, 2012.

Vote Required To Elect Directors

      Directors will be elected by a plurality of votes cast at the Annual Meeting. Shareholders do not have a right to cumulate their votes for directors. Abstentions and broker non-votes are not counted in determining the votes cast for directors.

      The Board of Directors unanimously recommends a vote FOR the election of each nominee listed in this Proxy Statement.

CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

      To the extent known to Ryan’s, the only persons or groups that beneficially owned 5% or more of the outstanding shares of the Common Stock of Ryan’s as of March 5, 2003 are shown in the following table:

	Amount of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

Private Capital Management, Inc.(1)	6,494,876	(1)	15.4%
8889 Pelican Bay Boulevard, Suite 500 Naples, FL 34108
FMR Corp.(2)	2,615,192	(2)	6.2%
Edward C. Johnson 3d(2)
Abigail P. Johnson(2)
82 Devonshire Street Boston, MA 02109
Barclays Global Investors, NA(3)	2,507,302	(3)	5.9%
Barclays Global Fund Advisors(3)
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors Inc.(4)	2,334,150	(4)	5.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)	Private Capital Management, Inc. (“PCMI”) reported on February 14, 2003 that it has shared voting and dispositive power as to 6,494,876 shares of Common Stock. Bruce S. Sherman, Chief Executive Officer of PCMI, and Gregg J. Powers, President of PCMI, each has shared voting and dispositive power as to these shares of Ryan’s Common Stock owned by PCMI’s clients and managed by PCMI, but disclaims beneficial ownership of these shares.
(2)	FMR Corp. (“FMR”), together with Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR, reported on February 14, 2003 that FMR has sole voting power as to 142 shares of Common Stock, and FMR, Mr. Johnson, and Ms. Johnson have shared voting and dispositive power as to 2,615,192 shares of Common Stock. Fidelity Management and Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, serves as an investment advisor to various investment companies and as such is the beneficial owner of 2,515,050 shares of Ryan’s Common Stock. Fidelity Low Priced Stock Fund owns 2,332,300 shares or 5.5% of Ryan’s Common Stock. Mr. Johnson owns 12% and Ms. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR, and members of the Johnson family may be deemed to form a control group with respect to FMR. Geode Capital Management, LLC (“Geode”), an investment advisor, is the beneficial owner of 142 shares of Ryan’s Common Stock. The managers of Geode and certain indirect owners of Geode are also shareholders and employees of FMR.
(3)	Barclays Global Investors, NA (“Barclays Investors”), a bank, and Barclays Global Fund Advisors (“Barclays Advisors”), also a bank, reported on February 13, 2003 that Barclays Investors has sole voting and dispositive power as to 1,887,098 shares of Common Stock, and Barclays Advisors has sole voting and dispositive power as to 666,066 shares of Common Stock.
(4)	Dimensional Fund Advisors Inc. (“Dimensional”) reported on February 10, 2003 that it serves as investment adviser or manager to certain investment companies, trusts and accounts (the “Funds”) and as such has sole voting and sole dispositive power for all of the shares of Common Stock shown in the table. All shares of Common Stock shown in the table above are owned by the Funds, no one of which to the knowledge of Dimensional owns more than 5% of Ryan’s Common Stock. Dimensional disclaims beneficial ownership of all these shares.

EXECUTIVE OFFICERS

      The following table provides the name, age, position with Ryan’s, years of service as an officer of Ryan’s and Common Stock beneficially owned as of March 5, 2003, by each executive officer of Ryan’s and all executive officers and directors as a group. The executive officers are appointed by and serve at the pleasure of the Board of Directors. Unless otherwise indicated in the footnotes to the table, each executive officer has sole voting and investment power with respect to the shares indicated.

					Percent of
				Aggregate Number	Outstanding
				of Shares	Represented by
			Company	Beneficially	Aggregate Number of
		Company Offices	Officer	Owned as of	Shares Beneficially
Name	Age	Currently Held	Since	March 5, 2003(1)	Owned(2)

Charles D. Way	50	Chairman of the Board, President and Chief Executive Officer	1981	537,251 (3)	1.3%
G. Edwin McCranie	54	Executive Vice President and Director	1989	309,169	0.7%
Fred T. Grant, Jr.	47	Senior Vice President — Finance, Treasurer and Assistant Secretary	1990	183,297	0.4%
Alan E. Shaw	44	Senior Vice President — Operations	1990	147,750	0.3%
Janet J. Gleitz	60	Secretary	1988	50,900 (4)	0.1%
Morgan A. Graham	66	Vice President — Construction	1991	209,377	0.5%
James R. Hart	55	Vice President — Human Resources	1988	159,901	0.4%
Ilene T. Turbow	52	Vice President — Marketing	1995	83,243	0.3%
All executive officers and directors as a group (13 persons)				2,101,988	4.8%

(1)	Includes 385,000 shares for Mr. Way, 284,500 shares for Mr. McCranie, 171,800 shares for Mr. Grant, 132,750 shares for Mr. Shaw, 45,500 shares for Ms. Gleitz, 187,500 shares for Mr. Graham, 146,886 shares for Mr. Hart, 76,235 shares for Ms. Turbow, and 1,762,671 shares for all executive officers and directors as a group that may be acquired within 60 days of March 5, 2003 through the exercise of stock options.
(2)	Under Rule 13d-3 of the Exchange Act, percentages of total outstanding shares are computed assuming that shares that can be acquired within 60 days of March 5, 2003 upon the exercise of options by a given person or group are outstanding, but shares others may similarly acquire are not outstanding.
(3)	Mr. Way’s wife owns 30,570 of these shares. Mr. Way may be deemed to share voting and investment power regarding these shares.
(4)	The pension plan of Acro International Inc., a company owned by Ms. Gleitz’s husband, holds 3,750 of these shares.

      In 1996, Ryan’s implemented a policy to encourage executive officers to own more of the Company’s Common Stock, which would more closely align the personal financial interests of executive officers with shareholders’ interests. The policy provides that, over 13 years, the value of an executive officer’s Common Stock ownership should increase so that by the end of 2008 the value of an individual’s stock holdings of Ryan’s Common Stock equals 100% of his or her base salary. If an executive officer does not meet the target ownership value in a year, up to one-half of any bonus payable to that officer for that year will be paid in Ryan’s Common Stock.

Background of Executive Officers

      Below is a summary of the backgrounds of Ryan’s executive officers who are not also directors of Ryan’s.

      Fred T. Grant, Jr., a certified public accountant, joined Ryan’s in January 1990 as Director of Finance. He served in that position until April 1990, when he became Vice President — Finance. Mr. Grant served as Vice President — Finance, Treasurer and Assistant Secretary from January 1994 to November 2000, when he was named Senior Vice President — Finance, Treasurer and Assistant Secretary.

      Alan E. Shaw joined Ryan’s in 1979 and served as a store manager until being promoted to Supervisor in 1982, in which position he served until 1984. From 1984 through 1989, he served as Assistant Director of Operations and Regional Director of Operations prior to his promotion to Regional Vice President — Operations in January 1990. Mr. Shaw served as Vice President — Operations from November 1991 to November 2000, when he became Senior Vice President — Operations.

      Janet J. Gleitz joined Ryan’s in 1981 and served as Corporate Relations Administrator until June 1988, when she became Secretary.

      Morgan A. Graham has been Vice President — Construction since November 1991. After joining Ryan’s in July 1987 as a Construction Superintendent, he served in several construction-related positions, including Project Manager, Architectural Coordinator, Procurement Manager and Director of Construction, until assuming his present position.

      James R. Hart joined Ryan’s in 1979 and served as a store manager until September 1983. From that time, he served as Director of Human Resources until April 1988, when he became Vice President — Human Resources.

      Ilene T. Turbow joined Ryan’s in April 1993 as Director of Marketing. She served in that position until August 1995, when she became Vice President — Marketing. Prior to joining Ryan’s, Ms. Turbow was General Manager with Kaminsky’s from 1992 to 1993, where she was responsible for store operations of a prototype restaurant concept. From 1985 to 1992, she was Vice President with Dawson Foodservice, Inc., a foodservice marketing firm.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table shows for the fiscal years 2002, 2001 and 2000 the cash compensation paid by Ryan’s and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the chief executive officer and the four other executive officers with the highest total salaries and bonuses in 2002 (collectively the “Named Executive Officers”):

Summary Compensation Table

					Long-Term
					Compensation

					Awards
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and	Fiscal	Salary	Bonus	Compensation	Options	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	(#)(3)	($)(4)

Charles D. Way	2002	402,703	199,640	4,799	40,000	87,706	(5)
Chairman of the Board, President	2001	374,818	426,000	4,206	60,000	61,302
and Chief Executive Officer	2000	364,914	73,000	2,017	60,000	69,536
G. Edwin McCranie	2002	235,203	101,990	4,994	25,000	43,477	(6)
Executive Vice President	2001	220,626	219,674	4,638	37,500	38,345
	2000	205,972	48,307	2,289	37,500	39,469
Fred T. Grant, Jr.	2002	209,203	90,706	1,306	20,000	39,777	(7)
Senior Vice President — Finance,	2001	194,741	193,830	1,129	30,000	32,196
Treasurer and Assistant Secretary	2000	182,991	42,914	714	30,000	34,271
Alan E. Shaw	2002	232,203	103,801	2,645	22,500	63,304	(8)
Senior Vice President —	2001	219,626	194,600	2,396	33,750	58,330
Operations	2000	204,972	74,950	1,196	33,750	44,953
James R. Hart	2002	165,203	61,380	3,090	15,000	43,291	(9)
Vice President —	2001	155,857	132,912	1,255	22,500	40,513
Human Resources	2000	147,010	29,547	876	22,500	42,951

(1)	All bonus amounts, except for those earned by Mr. Shaw, were earned during the indicated fiscal year and paid during the subsequent year. Mr. Shaw’s bonuses are paid quarterly.
(2)	Amounts in this column were paid for the reimbursement of taxes.
(3)	Share amounts for 2001 and 2000 have been restated to reflect the 3-for-2 stock split effected in May 2002.
(4)	The components of “All Other Compensation” described below may include the following: (a) premiums Ryan’s pays under its split-dollar life insurance coverage on the life of a participating executive officer for a period of ten years. Under the insurance plan, Ryan’s must be repaid the aggregate amount of the premiums, without interest, at the earlier of the executive’s death or termination of his employment; (b) Company matches made under the deferred compensation plan, a nonqualified plan that commenced in 1999 and provides benefits payable to officers and certain key executives or their designated beneficiaries at specified future dates or upon the termination of employment or death. Participants in the plan have the opportunity to (i) defer up to 100% of their compensation in excess of the Social Security wage base and (ii) receive a matching contribution comparable to Ryan’s 401(k) Plan without the restrictions and limitations in the Internal Revenue Code of 1986, as amended. Participant deferrals and Ryan’s match are credited to the participants’ deferred compensation accounts. Participants can select from a variety of investment options, and investment earnings are credited to their accounts. Participants’ contributions vest immediately, and Ryan’s matching contributions vest after six years of employment, including prior service; and (c) the costs of equivalent term insurance related to a life insurance plan for officers and other key executives that provides for a death benefit equal to $6,291,000 for Mr. Way, $5,585,000 for Mr. McCranie, $1,574,000 for Mr. Grant, $5,429,000 for Mr. Shaw and $3,704,000 for Mr. Hart.

(5)	“All Other Compensation” for Mr. Way includes Ryan’s contributions of $5,000 to the 401(k) Plan to match a portion of the 2002 pre-tax elective deferral contributions (included under Salary and Bonus) Mr. Way made to the Plan; estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $9,420 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; a premium payment of $2,428 for disability insurance; Ryan’s estimate of the imputed benefit of $21,007 of split-dollar life insurance coverage (including the value of the term insurance portion) purchased by Ryan’s on Mr. Way’s life in the policy amount of $1,901,000; Company contributions to Ryan’s deferred compensation plan, amounting to $44,710; and $4,931 for the cost of equivalent term insurance related to the insurance plan described in Footnote 4(c) above.
(6)	“All Other Compensation” for Mr. McCranie includes Ryan’s contributions of $2,000 to the 401(k) Plan to match a portion of the 2002 pre-tax elective deferral contributions (included under Salary and Bonus) Mr. McCranie made to the Plan; estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $9,420 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; Ryan’s estimate of the imputed benefit of $19,310 of split-dollar life insurance coverage (including the value of the term insurance portion) purchased by Ryan’s on Mr. McCranie’s life in the policy amount of $1,697,000; Company contributions to Ryan’s deferred compensation plan, amounting to $6,634; and $5,903 for the cost of equivalent term insurance related to the insurance plan described in Footnote 4(c) above.
(7)	“All Other Compensation” for Mr. Grant includes Ryan’s contributions of $2,240 to the 401(k) Plan to match a portion of the 2002 pre-tax elective deferral contributions (included under Salary and Bonus) Mr. Grant made to the Plan; estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $9,420 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; Ryan’s estimate of the imputed benefit of $19,354 of split-dollar life insurance coverage (including the value of the term insurance portion) purchased by Ryan’s on Mr. Grant’s life in the policy amount of $1,675,000; Company contributions to Ryan’s deferred compensation plan, amounting to $7,428; and $1,125 for the cost of equivalent term insurance related to the insurance plan described in Footnote 4(c) above.
(8)	“All Other Compensation” for Mr. Shaw includes estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $9,420 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; Ryan’s estimate of the imputed benefit of $27,262 of split-dollar life insurance coverage (including the value of the term insurance portion) purchased by Ryan’s on Mr. Shaw’s life in the policy amount of $1,864,000; Company contributions to Ryan’s deferred compensation plan, amounting to $23,283; and $3,129 for the cost of equivalent term insurance related to the insurance plan described in Footnote 4(c) above.
(9)	“All Other Compensation” for Mr. Hart includes Ryan’s contributions of $6,650 to the 401(k) Plan to match a portion of the 2002 pre-tax elective deferral contributions (included under Salary and Bonus) Mr. Hart made to the Plan; estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $3,400 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; Ryan’s estimate of the imputed benefit of $21,013 of split-dollar life insurance coverage (including the value of the term insurance portion) purchased by Ryan’s on Mr. Hart’s life in the policy amount of $1,623,000; Company contributions to Ryan’s deferred compensation plan, amounting to $7,893; and $4,125 for the cost of equivalent term insurance related to the insurance plan described in Footnote 4(c) above.

Summary of Option Grants, Option Exercises and Holdings

      The following table illustrates the value of the stock options granted to the Named Executive Officers during fiscal 2002:

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of
		Total				Market Price
	Number of	Options				Required to
	Securities	Granted to				Realize
	Underlying	Employees	Exercise		Grant Date	Grant Date
	Options	in 2002	Price	Expiration	Present	Present
Name	Granted(#)(1)	Fiscal Year	($/Sh)	Date	Value($)(2)	Value($/Sh)(3)

Charles D. Way	40,000	5.2%	10.46	10/18/2012	181,600	15.00
G. Edwin McCranie	25,000	3.2%	10.46	10/18/2012	113,500	15.00
Fred T. Grant, Jr.	20,000	2.6%	10.46	10/18/2012	90,800	15.00
Alan E. Shaw	22,500	2.9%	10.46	10/18/2012	102,150	15.00
James R. Hart	15,000	1.9%	10.46	10/18/2012	68,100	15.00

(1)	These options are exercisable beginning on April 28, 2003.
(2)	In accordance with Securities and Exchange Commission (“SEC”) rules, the dollar amounts under this column were calculated using the Black-Scholes based option valuation model. Use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of stock price. The valuation assumes an expected volatility of 0.34, a 0% dividend yield, a 7-year holding term prior to exercise, and a risk-free rate of return of 3.92%, reflecting the yield on a zero coupon U.S. Treasury security for the holding term prior to exercise of the option. No adjustment was made for non-transferability or risk of forfeiture. The actual value of the options, if any, will depend on the extent, if any, to which the market value of the Common Stock exceeds the exercise price of the option on the date of exercise.
(3)	In order to obtain the Grant Date Present Value shown, the market price of the Common Stock would need to be $15.00 in present value terms.

      The following table shows option exercises, the unexercised options held as of the end of fiscal 2002 and the value of unexercised options for each Named Executive Officer.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

			Number of Securities
			Underlying	Value of Unexercised
			Unexercised Options	In-the-Money
			at 2002	Options at 2002
			Fiscal Year End(#)	Fiscal Year End($)(2)
	Shares	Value
	Acquired on	Realized	Exercisable/	Exercisable/
Name	Exercise(#)	($)(1)	Unexercisable	Unexercisable

Charles D. Way	45,000	600,750	345,000/40,000	1,570,500/35,600
G. Edwin McCranie	0	0	259,500/25,000	1,266,225/22,250
Fred T. Grant	0	0	151,800/20,000	643,392/17,800
Alan E. Shaw(3)	61,800	652,995	125,250/22,500	408,488/20,025
James R. Hart(4)	15,000	188,250	146,886/15,000	707,244/13,350

(1)	The value realized of exercised options is the product of (a) the excess of the per share fair market value of the Common Stock on the date of exercise over the per share option exercise price, and (b) the number of shares acquired upon exercise.
(2)	The value of unexercised in-the-money options for each officer was calculated as follows: (a) the product of the market price of the Common Stock as of January 1, 2003, and the number of shares covered by the in-the-money options held by such officer, minus (b) the product of the exercise price with respect to such options and the number of shares covered by such options.
(3)	Mr. Shaw exercised options covering 15,000 shares on January 27, 2003 and covering 4,500 shares on March 17, 2003. To comply with SEC rules, these exercises will be reported in the proxy statement for the 2004 annual meeting.
(4)	Mr. Hart exercised options covering 15,000 shares on March 5, 2003. To comply with SEC rules, this exercise will be reported in the proxy statement for the 2004 annual meeting.

Deferred Compensation — Salary Continuation Agreement

      The Company is party to a Deferred Compensation — Salary Continuation Agreement with Mr. Way. The agreement provides for cash payments of $60,000 per year for each of the 20 years following Mr. Way’s retirement, death or total disability, with retirement age set at 55. These benefits began vesting 10% per annum in 1987 and are now fully vested. The total deferred compensation liability as of January 1, 2003 relating to this agreement was $371,226. An aggregate of $27,498 of deferred compensation was accrued under this agreement for the benefit of Mr. Way during fiscal 2002. Ryan’s is the owner and beneficiary of a life insurance policy on the life of Mr. Way. The Company expects that the benefits under this arrangement will be funded through a combination of general corporate funds and the cash surrender value of the insurance policy.

Executive Employment Agreements

      In February 2001, each of Messrs. Way, McCranie, Grant and Hart (each an “Executive”) entered into an Employment, Noncompetition and Severance Agreement with Ryan’s Family Steak Houses TLC, Inc. (“Ryan’s TLC”), a wholly-owned subsidiary of Ryan’s. Each agreement specified a base annual salary for the officer, subject to annual review by Ryan’s Board of Directors. In addition to annual salary, each agreement provides for participation in Ryan’s TLC’s Executive Bonus Plan, discretionary stock option grants and other executive-level benefits.

      Each agreement contains an “evergreen” term provision so that, until an Executive is 60 years old, the term of the agreement runs for the next two-year period. Either Ryan’s TLC or the Executive may cause the term to become fixed to a two-year term from the date of notice. At age 60, the term converts to a five-year period, with the agreement expiring at age 65.

      The agreement also contains noncompetition provisions. Each Executive is prohibited from hiring current and certain former Ryan’s employees and from working for a competing restaurant business for a period of two years following termination of employment at Ryan’s.

      Each Executive is also eligible for severance payments resulting from certain termination circumstances. Severance payments, when applicable, will be based on the sum of Executive’s most recent annual salary and the average of the most recent three years of bonus payments (this sum is referred to as “Annual Compensation”). If an Executive is terminated by Ryan’s for reasons other than “cause” (or for “cause” after a change of control, as defined in the agreement), the severance payment will be equal to one times Annual Compensation or, for termination without cause after a change of control, two times Annual Compensation. “Cause” includes material criminal fraud, material dereliction of duties, intentional material damage to Ryan’s TLC’s property or business, commission of a material felony or repeated failure to carry out the Board’s or the CEO’s reasonable directions. Following a change of control, an “involuntary termination” by the Executive results in a severance payment equal to two times Annual Compensation, while a voluntary termination by the Executive after a change of control results in a severance payment equal to one times Annual Compensation. “Involuntary termination” is defined as a termination by the Executive following a change of control due to a change in the Executive’s position, authority, status or duties, change in the agreement’s terms (including the rolling two-year termination date), reduction in compensation or benefits, forced relocation outside the Greenville, South Carolina metropolitan area or significant increase in travel requirements. In addition, termination by the Executive due to a material breach of the agreement by Ryan’s TLC (after notice and a cure period) results in a severance payment equal to two times Annual Compensation. All other termination circumstances do not result in any severance payment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires Ryan’s directors, executive officers, and greater-than-10% stockholders to file reports with the SEC and NASDAQ on changes in their beneficial ownership of Ryan’s Common Stock and to provide the Company with copies of the reports. Based on review of these reports and of certifications furnished to the Company, the Company believes that all of these reporting persons complied with their filing requirements for 2002.

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee (the “Committee”) of the Board of Directors periodically submits to the Board recommendations respecting the salary, bonus and other compensation to be provided to Ryan’s executive officers and grants options for shares of Ryan’s Common Stock to the Company’s executive officers and employees. The Committee is composed entirely of independent, nonemployee directors who have not served as officers of Ryan’s and have no interlocking relationships, as defined by the Securities and Exchange Commission. The Committee provides the following report.

Executive Officer Compensation

      The Committee attempts to act on the shareholders’ behalf in establishing executive compensation programs, for our shareholders ultimately bear the cost of these programs. Ryan’s adopts and administers its executive compensation policies and specific executive compensation programs in accordance with that objective. The Committee annually reviews Ryan’s corporate performance and that of its executive officers to determine appropriate compensation. The Committee seeks to achieve a balance between our need to attract and retain qualified and motivated executives, on the one hand, and maximizing our operating performance, on the other.

      The Committee’s executive compensation philosophy is to set compensation levels in its discretion that provide for compensation opportunities that reflect company and individual performances. Ryan’s current executive compensation structure consists of base salary, incentive cash bonuses and stock options.

      Over the years, the Committee has attempted to set executive officer cash compensation amounts at levels somewhat lower than levels that the Committee believes prevail within the restaurant industry, and has complemented these cash amounts with significant stock option grants.

      The Committee adjusted the salaries for all executive officers except Mr. Way in 2002 based upon the recommendations of Mr. Way. Mr. Way considered factors that were generally subjective, such as his perception of individual performance and the level of individual responsibility. Mr. Way recommended increases in the base salaries of executive officers ranging from 5% to 8%. The Committee determined that these increases were appropriate to compensate executive officers for the increased level of responsibility associated with the increase in Ryan’s size.

      The Committee generally grants stock options on an annual basis at an exercise price equal to the stock market price at the time of grant. The grants provide Ryan’s executive officers and key employees with an equity ownership opportunity in Ryan’s and with incentives to maximize shareholder value. The Committee can grant stock options at its discretion and is not required to award grants within any given 12-month period. In October 2002, the Committee made an option grant to each executive officer shown in the table titled “Option Grants in Last Fiscal Year.” In determining the size of any stock option grant, the Committee considered the following qualitative factors: the Committee’s perception of Ryan’s overall performance; the individual’s performance; the potential effect that the individual’s future performance may have on Ryan’s; and the number of options previously granted to the individual. The Committee gave each of these factors approximately equal weight.

      During 2002, Alan Shaw, Senior Vice President — Operations, was paid quarterly bonuses based on four factors: same-store sales comparisons; net earnings per share compared to the immediately preceding year; customer service as reported through a “hidden shopper” program; and various other subjective considerations, including management turnover, team work and creativity. The first two factors were given a combined weight of approximately 80%. The Committee considered each of these factors and awarded bonuses to Mr. Shaw as noted in the Summary Compensation Table.

      During 2002, the Committee continued an Executive Bonus Plan to provide additional incentives to its other executive officers. The bonus plan covered seven of Ryan’s eight executive officers. Alan Shaw participated in the plan described above in 2002, but switched to the Executive Bonus Plan in January 2003.

      Pursuant to the Executive Bonus Plan, each year the Committee establishes a percentage of each participating executive’s annual base salary, ranging from 25% to 40%, as a starting bonus amount. Each participant’s starting bonus amount is subject to adjustment upwards or downwards based on a point scale with three categories for points: (1) Ryan’s same-store sales growth, (2) Ryan’s earnings per share growth and (3) the participant’s attainment of pre-determined departmental and personal objectives. In 2002, the Committee established a total point maximum of 284 with the following weights among the three categories: 56% for same-store sales growth, 28% for earnings per share growth and 16% for departmental and personal goals. The Committee also establishes minimum thresholds for points awards. For 2002, if there was no increase in same-store sales or if earnings per share did not increase by at least 10%, no points were awarded for that particular area.

      Once the points have been determined, the starting bonus amount is multiplied by the points, expressed as a percentage (e.g., 100 points equals 100%), and the product is the final bonus amount. Because the total point maximum for 2002 was 284, the maximum bonus amount was 284% of the starting bonus amount for each participant.

      For 2002, all participants in the Executive Bonus Plan received no points for same-store sales growth (which were down 0.7% from the prior year) and 80 points for earnings per share growth (which were up 17% from the prior year). When combined with the performance of departmental and personal objectives, bonus payouts for these executive officers were 44% of their maximum bonus amounts.

      The Omnibus Budget Reconciliation Act of 1993 denies publicly traded companies the ability to deduct for federal income tax purposes certain compensation paid (including income on exercised stock option grants) to top executive officers in excess of $1 million per person. The Committee intends to administer Ryan’s executive compensation programs in such a way that anticipated compensation to executive officers will be fully deductible under the Internal Revenue Code, including submitting plans for shareholder approval where necessary and determining compensation on an objective basis where necessary.

Chief Executive Officer Compensation

      Mr. Way joined Ryan’s in 1979, has served as its President and Chief Executive Officer since 1989, and became Chairman of the Board in 1992. In setting Mr. Way’s compensation, the Committee tends to set a relatively low base salary for an individual with Mr. Way’s responsibilities and emphasize stock option grants as a component of his overall compensation package. The Committee believes that this approach to Mr. Way’s compensation has resulted in an appropriate alignment of his long-term rewards from Ryan’s with the interests of shareholders.

      During 2002, the Committee adjusted Mr. Way’s base salary upward by approximately 7%. In making this adjustment, the Committee considered subjective factors including the perception of the Committee as to Mr. Way’s overall performance and objective factors such as the increase in Ryan’s earnings per share, operating margins, and return on equity. Each of these factors was given approximately equal weight. In addition, Mr. Way received a bonus of $199,640 pursuant to the Executive Bonus Plan described above.

      In addition, in October 2002, the Committee granted Mr. Way options with respect to 40,000 shares of Common Stock. In determining the size of this grant, the Committee considered the following qualitative factors: the Committee’s perception of Ryan’s overall performance; Mr. Way’s performance; the potential effect of his future performance on Ryan’s; and the number of options previously granted to him. Each of these factors was given approximately equal weight. At fiscal 2002 year-end, the value of Mr. Way’s outstanding exercisable in-the-money stock options was $1,570,500 as compared to $2,807,100 at the end of 2001, a decrease of 44.1%. The Committee believes that the stock options provide Mr. Way with appropriate incentives to promote long-term shareholder value.

Compensation Committee

Brian S. MacKenzie, Chairman
Barry L. Edwards
Harold K. Roberts, Jr.

      The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by Ryan’s under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company expressly states otherwise.

REPORT OF THE AUDIT COMMITTEE

      The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the proxy statement relating to the 2001 annual meeting. The Audit Committee is comprised of three non-employee directors, all of whom are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

      In carrying out its responsibilities, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the year ended January 1, 2003, with Ryan’s management and the independent auditors at the January 2003 Audit Committee meeting;

•	Received from the independent auditors the matters required to be discussed by the Statement on Auditing Standard No. 61, Communication with Audit Committees and reviewed and discussed such matters with the independent auditors;

•	Received from the independent auditors written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors their independence from Ryan’s and its management;

•	Reviewed the selection, application and disclosure of critical accounting policies.

      In addition, the chair of the Audit Committee reviewed the financial statements for the first, second and third quarters of 2002 and discussed these statements with the independent auditors.

      Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ryan’s Annual Report on Form 10-K for the year ended January 1, 2003, for filing with the Securities and Exchange Commission.

      All members of the Audit Committee concur in this report.

Barry L. Edwards, Chairman
Brian S. MacKenzie
Harold K. Roberts, Jr.

PERFORMANCE GRAPH

      Below is a line graph comparing the cumulative, total shareholder return on the Common Stock of Ryan’s Family Steak Houses, Inc. for the last five fiscal years with the cumulative total returns of the NASDAQ Market Index and a peer group consisting of all publicly traded companies whose SIC code is 5812, the code for eating restaurants, over the same period (assuming a $100 initial investment and dividend reinvestment). If you are a shareholder of record on March 5, 2003, the Company will promptly furnish to you without charge the identity of the companies included in the peer group. You may send requests to Ryan’s, Post Office Box 100, Greer, South Carolina 29652; Attention: Shareholder Relations.

      Note: The stock price performance shown on the graph below does not necessarily indicate future price performance.

COMPARISON OF CUMULATIVE TOTAL RETURNS

AMONG RYAN’S FAMILY STEAK HOUSES, INC.,
NASDAQ MARKET INDEX AND SIC RESTAURANT INDEX FOR THE
FIVE-YEAR PERIOD ENDED JANUARY 1, 2003 (YEAR-END 2002)

	12/31/1997	12/30/1998	12/29/1999	1/03/2001	1/02/2002	1/01/2003

Ryan’s Family Steak Houses, Inc.	$100.00	145.99	98.54	111.68	242.92	198.73
SIC Restaurant Index	$100.00	135.10	128.51	122.38	124.62	100.05
Nasdaq Market Index	$100.00	141.04	248.76	156.35	124.64	86.94

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item #2 on the Proxy)

      The Board has appointed KPMG LLP, independent certified public accountants, as auditors for Ryan’s for the current fiscal year and to examine and report to shareholders on the financial statements as of and for the year ending December 31, 2003, and has requested that shareholders ratify the appointment. Representatives of KPMG LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. KPMG LLP has acted for Ryan’s in this capacity since 1981, and neither the firm nor any of its members has any relation with Ryan’s except in the firm’s capacity as auditors.

Fees Paid to Independent Auditors

      The following table lists all fees that were either paid to or expected to be billed by KPMG LLP, the Company’s independent auditors, for services performed in 2002 and 2001:

	2002	2001

Audit fees	$77,600	$72,400
Audit-related fees	7,975	10,600
Tax fees	—	9,840
Other	—	—

Total fees	$85,575	$92,840

      Audit fees include billings for the annual audit of the Company’s consolidated financial statements, quarterly reviews and the review of all related SEC filings. Audit-related fees include billings for the annual audit of the Company’s 401(k) plan and consultations concerning financial accounting and reporting standards. Tax fees include billings for advice related to state income tax audits.

      The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence.

Vote Required

      Ratification of the appointment of KPMG LLP as independent auditors will require that, of the shares present at the Annual Meeting in person or by proxy and voting on the matter, there be more positive votes than negative votes. Abstentions and broker non-votes will not be counted.

      The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as independent auditors.

SOLICITATION OF PROXIES

      Ryan’s will pay for soliciting proxies. Officers and other regular employees of Ryan’s may solicit proxies by telephone, e-mail, telegram or personal interview for no additional compensation. Ryan’s has engaged W. F. Doring & Company to solicit proxies and distribute materials to brokerage houses, banks, custodians, nominees and fiduciaries for a fee of approximately $10,000. Ryan’s will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to shareholders.

PROPOSALS OF SHAREHOLDERS

      Any shareholder who wishes to present a proposal at the 2004 Annual Meeting of Shareholders and have his or her proposal included in the proxy statement and proxy card relating to that meeting must deliver such proposal to Ryan’s no later than December 3, 2003. The proposal must comply with the rules of the SEC relating to shareholder proposals. Shareholders desiring to make a recommendation to the Nominating Committee of the Board of Directors should submit the name(s) and business background(s) of the proposed nominee(s) for the Board by no later than December 3, 2003. With respect to a shareholder proposal for the 2004 Annual Meeting of Shareholders that is not intended to be included in the proxy materials relating to the meeting, the proposal must be received by Ryan’s at least forty-five (45) days prior to the shareholders meeting at which the proposal is to be presented. After that date, the proposal will not be considered timely. Shareholders may send their proposals to Ryan’s, Attention: Janet J. Gleitz, Post Office Box 100, Greer, South Carolina 29652.

FINANCIAL INFORMATION

      The Company’s 2002 Annual Report is enclosed. The Company will provide without charge to any shareholder of record as of March 5, 2003, who requests in writing, a copy of the 2002 Annual Report or the 2002 Annual Report on Form 10-K (without exhibits), including financial statements and financial statement schedules, if any, filed with the Securities and Exchange Commission. Shareholders may direct requests to Ryan’s Family Steak Houses, Inc., 405 Lancaster Avenue, Greer, South Carolina 29650, or Post Office Box 100, Greer, South Carolina 29652, Attention: Janet J. Gleitz, Secretary. Requests can also be made through the Company’s website at www.ryansinc.com.

OTHER BUSINESS

      As of the date of this Proxy Statement, management was not aware that any business not described above would be presented for consideration at the Annual Meeting. If any other business properly comes before the meeting, the shares represented by proxies will be voted according to the best judgment of the person voting them.

By Order of the Board of Directors,

Janet J. Gleitz
Secretary

Greer, South Carolina

March 31, 2003

ANNUAL MEETING OF SHAREHOLDERS OF

RYAN’S FAMILY STEAK HOUSES, INC.

Wednesday, April 30, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

- Please detach and mail in the envelope provided. -

20730000000000000100 3	043003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Elect as directors the seven nominees listed below to serve until the Annual Meeting of Shareholders in the year 2004 and until their successors are elected and qualified.

NOMINEES
☐ FOR ALL NOMINEES	O Charles D. Way
O G. Edwin McCranie
☐ WITHHOLD AUTHORITY	O Barry L. Edwards
FOR ALL NOMINEES	O James M. Shoemaker, Jr.
O Harold K. Roberts, Jr.
☐ FOR ALL EXCEPT	O James D. Cockman
(See instructions below)	O Brian S. MacKenzie

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
		☐	☐	☐
2.	Ratify the appointment of KPMG LLP as independent auditors for the Company for the current fiscal year.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

In its discretion, the proxy is authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof and on matters incident to the conduct of the meeting.

If any other business is presented at the Annual Meeting, this proxy card will be voted by the person(s) appointed proxy in his or their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please be sure to sign and date this Proxy.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method	☐

Please check here if you plan to attend the meeting.  ☐

Signature of Shareholder __________________	Date: ___________	Signature of Shareholder __________________	Date: ___________

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RYAN’S FAMILY STEAK HOUSES, INC.

405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of Ryan’s Family Steak Houses, Inc. (the “Company”), hereby revoking all previous proxies, hereby appoints Charles D. Way and G. Edwin McCranie and either of them, the attorney or attorneys or proxy or proxies, with full power of substitution to act for and in the name of the undersigned to vote all shares of Common Stock of the Company that the undersigned shall be entitled to vote, at the 2003 Annual Meeting of Shareholders of the Company, to be held at the Greenville/Spartanburg Airport Marriott, Greenville, South Carolina, on Wednesday April 30, 2003 at 11:00 a.m. local time, and at any and all adjournments thereof, as set forth on the reverse side.

Receipt of the Notice of the Meeting, the accompanying Proxy Statement and the Annual Report to Shareholders is hereby acknowledged.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
POSTAGE PAID ENVELOPE.

COMMENTS:

     14475